OPINION RE: TAX MATTERS

April 29, 2019

CLS International Equity Fund

CLS Global Diversified Equity Fund

c/o AdvisorOne Funds 17605 Wright Street Omaha, NE 68130

Re: AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION, DATED AS OF JANUARY 17, 2019 (THE "AGREEMENT"), BY AND BETWEEN AdvisorOne FUNDS ("AdvisorOne") on behalf of ITS SERIES, CLS International Equity Fund (THE "TRANSFERRING FUND") AND ITS SERIES, CLS Global Diversified Equity FUND (THE "ACQUIRING FUND") AND, SOLELY FOR PURPOSES OF PARAGRAPH 6 THEREOF, CLS Investments LLC ("CLS Investments")

Ladies and Gentlemen:

You have requested our opinion with respect to certain of the federal income tax consequences of a proposed transaction consisting of: (i) the transfer of all of the assets of the Transferring Fund to the Acquiring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares"); (ii) the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Transferring Fund in exchange for their shares of beneficial interest of the Transferring Fund ("Transferring Fund Shares") in complete liquidation and termination of the Transferring Fund, all upon the terms and conditions set forth in the Agreement (the "Reorganization"). In the Reorganization, the Acquiring Fund will acquire at least ninety percent of the fair market value of the Transferring Fund's net assets and at least seventy percent of the fair market value of the Transferring Fund's gross assets held immediately prior to the Reorganization. In the Reorganization, the holders of Class N Transferring Fund Shares will receive solely Class N Acquiring Fund Shares. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the combined Prospectus/Information Statement (Form N-14) filed by AdvisorOne with the Securities and Exchange Commission in connection with the Reorganization; (iii) certain representations concerning the Reorganization made to us by AdvisorOne, on behalf of the Transferring Fund and the Acquiring Fund, in a letter of even date herewith (the "Representation Letter"); (iv) all other documents, financial and other reports which we deemed relevant or appropriate; and (v) the Code,[1] applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letter are true and correct and that the conditions to the parties' obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. In rendering our opinion, we have relied on the representations and warranties in the Agreement and the representations in the Representation Letter. To the extent that any of the representations or warranties in the Agreement or any of the representations in the Representation Letter are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

Based upon the foregoing, and subject to the conditions and limitations set forth herein, it is our opinion for federal income tax purposes that, with respect to the Transferring Fund and the Acquiring Fund:

(a)       The Acquiring Fund’s acquisition of the assets of the Transferring Fund in exchange solely for the Acquiring Fund Shares and the Acquiring Fund’s assumption of the liabilities of the Transferring Fund, followed by the Transferring Fund’s distribution of the Acquiring Fund Shares pro rata to the Transferring Fund’s shareholders actually or constructively in exchange for their Transferring Fund shares in complete liquidation of the Transferring Fund, should qualify as a “reorganization” as defined in Section 368(a)(1) of the Code, and the Transferring Fund and the Acquiring Fund each should be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)       Under Section 1032(a) of the Code, no gain or loss should be recognized by the Acquiring Fund upon the receipt of the assets of the Transferring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund.

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[1] All references to the “Code” are to the Internal Revenue Code of 1986, as amended.

(c)       Under Section 361 of the Code, no gain or loss should be recognized by the Transferring Fund upon the transfer of the Transferring Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund or upon the distribution of the Acquiring Fund Shares to the Transferring Fund shareholders in exchange for their Transferring Fund shares in complete liquidation of the Transferring Fund.

(d)       Under Section 354(a)(1) of the Code, no gain or loss should be recognized by the Transferring Fund shareholders upon the exchange of their Transferring Fund shares for the Acquiring Fund Shares in complete liquidation of the Transferring Fund pursuant to the Reorganization.

(e)       Under Section 358(a)(1) of the Code, the aggregate adjusted tax basis of the Acquiring Fund Shares received by each Transferring Fund shareholder pursuant to the Reorganization should be the same as the aggregate adjusted tax basis of the Transferring Fund shares held by such shareholder immediately prior to the Reorganization.

(f)       Under Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares received by each Transferring Fund shareholder in the Reorganization should include the period during which the Transferring Fund shares exchanged therefor were held by such shareholder (provided the Transferring Fund shares were held as capital assets on the date of the Reorganization).

(g)       Under Section 362(b) of the Code, the adjusted tax basis of the Transferring Fund’s assets acquired by the Acquiring Fund should be the same as the adjusted tax basis of such assets to the Transferring Fund immediately prior to the Reorganization.

(h)        Under Section 1223(2) of the Code, the holding period of the assets of the Transferring Fund in the hands of the Acquiring Fund should include the period during which those assets were held by the Transferring Fund (except where the Acquiring Fund’s investment activities may have the effect of reducing or eliminating an asset’s holding period).

(i)       The Acquiring Fund should succeed to and take into account the items of the Transferring Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

The opinion set forth above is not free from doubt. In particular, among other requirements that must be satisfied for the Reorganization to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, the Acquiring Fund must continue the historic business of the Transferring Fund (or, a significant historic line of business of the Transferring Fund, if the Transferring Fund has more than one line of business), or continue to use a significant portion of the Transferring Fund's historic business assets in a business (the so-called "continuity of business enterprise" requirement). Although the Service has issued many private letter rulings[2] upholding reorganization status for transactions involving regulated investment companies, the only published guidance from the Service on the application of the continuity of business enterprise requirement to regulated investment companies is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the Service held that the continuity of business enterprise requirement was not met in the case of the acquisition of the assets of a regulated investment company that invested in corporate stocks and bonds by another regulated investment company that invested in municipal bonds, because investing in corporate stocks and bonds was held not to be the same business as investing in municipal bonds (and because, based upon the facts of the Revenue Ruling, the acquiring fund would not continue to use a significant portion of the acquired fund's historic business assets).

However, we believe that the facts of the Reorganization are distinguishable from those of Revenue Ruling 87-76. In particular, we note that, as has been represented to us by AdvisorOne, at the time of the Reorganization, at least one-third of the Transferring Fund's portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund, the Transferring Fund will not have altered its portfolio in connection with the Reorganization in order to meet this one-third threshold, and the Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions. These facts support our conclusion that the continuity of business enterprise requirement should be met in the case of the Reorganization.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either the Transferring Fund or the Acquiring Fund qualifies or will qualify as a regulated investment company; (ii) the federal income tax consequences of the payment of Reorganization Expenses by CLS Investments, except in relation to the qualification of the Reorganization as a “reorganization” under Section 368(a) of the Code; (iii) the effect of the Reorganization on the Transferring Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the

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[2] Pursuant to the Service’s ruling procedures, a private letter ruling generally may not be relied upon by any taxpayer other than the taxpayer to whom the private letter ruling is issued.

termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (iv) the effect of the Reorganization on any shareholder of the Transferring Fund that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (v) whether accrued market discount, if any, on any market discount bonds held by the Transferring Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vi) whether any gain or loss will be required to be recognized with respect to any asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); (vii) whether any federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Transferring Fund shareholder that is a foreign person; and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to the AdvisorOne Funds and its Board of Trustees, and may be relied upon only by AdvisorOne Funds, its Board of Trustees and the shareholders of the Transferring Fund and the Acquiring Fund, it being understood that we are not thereby establishing an attorney-client relationship with any shareholder. AdvisorOne, the Transferring Fund, the Acquiring Fund and the shareholders of the Transferring Fund and the Acquiring Fund are free to disclose the tax treatment or tax structure of any of the transactions described herein.

We hereby consent to the use of our name and to any reference to our firm in the N-14. In giving such consent, we do not hereby admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP